Exhibit 4.28

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of March 2, 2015, among Windstream Services, LLC (as successor to Windstream Corporation), a Delaware limited liability company (the “Company”), Windstream Finance Corp., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”), and U.S. Bank National Association, a national banking association organized under the laws of the United States, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 26, 2013, providing for the issuance of the Company’s 7.75% Senior Notes due 2021 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantors shall, subject to Article Ten of the Indenture, unconditionally guarantee the Notes on the terms and conditions set forth therein (the “Note Guarantee”);
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;
WHEREAS, the Company intends to convert from a Delaware corporation into a Delaware limited liability company on the date hereof (the “Conversion”); and
WHEREAS, in connection with the Conversion, the Guarantors wish to re-affirm their obligations as “Guarantors” under the Indenture, and the Company and the Guarantors wish to add the Co-Issuer as a co-obligor of the Notes as described in Section 5.01(a)(i) of the Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes:
1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2. Agreement to Guarantee.
(a) Subject to Article Ten of the Indenture, the Guarantors jointly and severally, and fully and unconditionally hereby re-affirm the guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:
(i) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full, all in accordance with the terms hereof and thereof; and
(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. The Guarantors agree that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that, to the maximum extent permitted under applicable law, their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.
(c) The Guarantors, subject to Section 6.06 of the Indenture, hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that the Note Guarantee pursuant to this Supplemental Indenture shall not be discharged except in accordance with the Indenture.
(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Company or the Guarantors, any amount paid by any of them to the Trustee or such Holder, the Note Guarantee pursuant to this Supplemental Indenture, to the extent theretofore discharged, shall be reinstated in full force and effect.
(e) The Guarantors agree that they shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
(f) The Guarantors agree that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of the Note Guarantee pursuant to this Supplemental Indenture, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Note Guarantee pursuant to this Supplemental Indenture.

(g) The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
(h) The Guarantors confirm, pursuant to Section 10.02 of the Indenture, that it is the intention of such Guarantors that the Note Guarantee pursuant to this Supplemental Indenture not constitute (i) a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Note Guarantee or (ii) an unlawful distribution under any applicable state law prohibiting shareholder distributions by an insolvent subsidiary to the extent applicable to the Note Guarantee. To effectuate the foregoing intention, the Guarantors and the Trustee hereby irrevocably agree that the obligations of the Guarantors will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantors that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article Ten of the Indenture, result in the obligations of the Guarantors under the Note Guarantee not constituting a fraudulent transfer or conveyance or such an unlawful shareholder distribution.
3. Co-Issuer. The Co-Issuer hereby agrees to become a co-obligor of the Notes and to incur all of the obligations of the Company, on a joint and several basis, under the Indenture and the Notes as a co-obligor of the Notes and as a “Restricted Subsidiary” of the Company.
4. Execution and Delivery. The Guarantors agree that the Note Guarantee pursuant to this Supplemental Indenture shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee.

5. Guarantors May Consolidate, Etc., on Certain Terms. No Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, any Person other than as set forth in Section 10.04 of the Indenture.
6. Release. Each Guarantor’s Note Guarantee shall be released as set forth in Section 10.05 of the Indenture.
7. No Recourse Against Others. Pursuant to Section 12.07 of the Indenture, no director, officer, employee, incorporator, stockholder, member, manager or partner of the Guarantors shall have any liability for any obligations of the Guarantors under the Notes, the Indenture, this Supplemental Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. This waiver and release are part of the consideration for the Note Guarantee.
8. NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
11. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

WINDSTREAM SERVICES, LLC

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President and General Counsel

WINDSTREAM FINANCE CORP.

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President and General Counsel

GUARANTORS LISTED ON SCHEDULE I HERETO

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President and General Counsel

[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Muriel Shaw
Name:	Muriel Shaw
Title:	Assistant Vice President

[Signature Page to Supplemental Indenture]

Schedule I
Guarantors:
Buffalo Valley Management Services, Inc., a Delaware corporation
Cinergy Communications Company of Virginia, LLC, Virginia limited liability company
WIN Sales and Leasing, Inc., a Minnesota corporation
Conestoga Enterprises, Inc., a Pennsylvania corporation
Conestoga Management Services, Inc., a Delaware corporation
D&E Communications, LLC, a Delaware limited liability company
D&E Management Services, Inc., a Nevada corporation
D&E Networks, Inc., a Pennsylvania corporation
Equity Leasing, Inc., a Nevada corporation
Heart of the Lakes Cable Systems, Inc., a Minnesota corporation
Hosted Solutions Charlotte LLC, a Delaware limited liability company
Hosted Solutions Raleigh LLC, a Delaware limited liability company
Iowa Telecom Data Services, L.C., an Iowa limited company
Iowa Telecom Technologies, LLC, an Iowa limited liability company
IWA Services, LLC, an Iowa limited liability company
KDL Holdings, LLC, a Delaware limited liability company
Norlight Telecommunications of Virginia, LLC, a Virginia limited liability company
Oklahoma Windstream, LLC, an Oklahoma limited liability company
PCS Licenses, Inc., a Nevada corporation
Progress Place Realty Holding Company, LLC, a North Carolina limited liability company
Southwest Enhanced Network Services, LLC, a Delaware limited liability company
Teleview, LLC, a Georgia limited liability company
Texas Windstream, LLC, a Texas limited liability company
Valor Telecommunications of Texas, LLC , a Delaware limited liability company
Windstream Alabama, LLC, an Alabama limited liability company
Windstream Arkansas, LLC, a Delaware limited liability company
Windstream Baker Solutions, Inc., an Iowa corporation
Windstream Communications Kerrville, LLC, a Texas limited liability company
Windstream Communications Telecom, LLC, a Texas limited liability company
Windstream CTC Internet Services, Inc., a North Carolina corporation
Windstream Direct, LLC, a Minnesota limited liability company
Windstream EN-TEL, LLC, a Minnesota limited liability company
Windstream Holding of the Midwest, Inc., a Nebraska corporation
Windstream Hosted Solutions, LLC, a Delaware limited liability company
Windstream Intellectual Property Services, Inc., a Delaware corporation
Windstream Iowa Communications, Inc., a Delaware corporation
Windstream Iowa-Comm, LLC, an Iowa limited liability company
Windstream KDL-VA, LLC, a Virginia limited liability company
Windstream Kerrville Long Distance, LLC, a Texas limited liability company
Windstream Lakedale Link, Inc., a Minnesota corporation
Windstream Lakedale, Inc., a Minnesota corporation
Windstream Leasing, LLC, a Delaware limited liability company
Windstream Lexcom Entertainment, LLC, a North Carolina limited liability company
Windstream Lexcom Long Distance, LLC, a North Carolina limited liability company
Windstream Lexcom Wireless, LLC, a North Carolina limited liability company

Windstream Montezuma, LLC, an Iowa limited liability company
Windstream Network Services of the Midwest, Inc., a Nebraska corporation
Windstream NorthStar, LLC, a Minnesota limited liability company
Windstream NuVox Arkansas, LLC, a Delaware limited liability company
Windstream NuVox Illinois, LLC, a Delaware limited liability company
Windstream NuVox Indiana, LLC, a Delaware limited liability company
Windstream NuVox Kansas,LLC, a Delaware limited liability company
Windstream NuVox Oklahoma, LLC, a Delaware limited liability company
Windstream Oklahoma, LLC, a Delaware limited liability company
Windstream SHAL Networks, Inc., a Minnesota corporation
Windstream SHAL, LLC, a Minnesota limited liability company
Windstream South Carolina, LLC, a South Carolina limited liability company
Windstream Southwest Long Distance, LLC, a Delaware limited liability company
Windstream Sugar Land, Inc., a Texas corporation
Windstream Supply, LLC, an Ohio limited liability company